MILBERG WEISS BERSHAD HYNES & LERACH LLP
                      			       ATTORNEYS AT LAW







					February 14, 1997





Richard K. Wulff, Esq.
Chief, Office of Small Business Policy
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

		Re: Bell Technology Group Ltd. Amendment No. 1 to Post Effective Amendment No. 1 on Form S-3 to Registration
			Statement on Form SB-2 - File No. 333-98978

Dear Mr. Wulff:

	On behalf of Bell Technology Group Ltd. (the "Company"), attached for filing is the Company's Amendment No. 1 to Post Effective Amendment No. 1 on Form S-3 to Registration Statement on Form SB-2 which has been marked to show changes from the Post Effective Amendment No. 1 on Form S-3 to Registration Statement on Form SB-2 which was filed on January 30, 1997.

	The changes consist of an increase in the number of shares offered which corresponds to the underwriter's overallotment option and a corresponding increase in the proceeds to the Company.

				Very truly yours,

                                     				MILBERG WEISS BERSHAD
                                   				  HYNES & LERACH LLP



                                     				By /S/
                                 				       Arnold N. Bressler




                       	 BELL TECHNOLOGY GROUP LTD.

As filed with the Securities and Exchange Commission on    January 30
February 14, 1997

		Registration No. _____________333-98978

                    SECURITIES AND EXCHANGE COMMISSION

                      			WASHINGTON, D.C. 20549
                     			     --------------

                      		     AMENDMENT NO. 1 TO
              		    POST-EFFECTIVE AMENDMENT NO. 1

	                           ON FORM S-3 TO
                     			REGISTRATION STATEMENT
                     			     ON FORM SB-2
             		   UNDER THE SECURITIES ACT OF 1933
                      			    --------------

               	      BELL TECHNOLOGY GROUP LTD.

 -----------------------------------------------------------------------
	       (Exact Name of Registrant as Specified in its Charter)

	      Delaware                    7373                       65-0328006
(State or Other Jurisdiction of) (Primary Standard Industrial(I.R.S. Employer) incorporation or Organization) Classification Code Number) Identification No.)

                    			  295 Lafayette Street
                    			      Third Floor
              		       New York, New York 10012
                     			  (212)   334-8500
            		 ----------------------------------------
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
             		Registrant's Principal Executive Offices)

                      		     MARC H. BELL
                		PRESIDENT AND CHIEF EXECUTIVE OFFICER
                		     BELL TECHNOLOGY GROUP LTD.
                      			295 Lafayette Street
                      			     Third Floor
               		      New York, New York 10012
                      			   (212) 334-8500

             		----------------------------------------
      	(Name, Address, Including Zip Code, and Telephone Number,
	             including Area Code of Agent for Service)

       	     Please send copies of all communications to:

                      			ARNOLD BRESSLER, ESQ.
      	        MILBERG WEISS BERSHAD HYNES & LERACH LLP
		                      ONE PENNSYLVANIA PLAZA
               		    NEW YORK, NEW YORK 10119-0165
                     			  (212)  594-5300

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

From time to time upon the exercise of Warrants after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans,
please check the following box.[   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the
same offering.[    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier
effective registration statement for the same offering.[   ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

Pursuant to Rule 416, this Registration Statement also covers such indeterminable number of additional shares of Common Stock and Warrants, if any, which may become issuable by virtue of the anti-dilution provisions of the Warrants.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             PROSPECTUS
                     BELL TECHNOLOGY GROUP LTD.

                 575,000 661,250      Shares of Common Stock

         This Prospectus relates to the sale of up to 575,000 661,250 shares of Common Stock, par value $.01 per share (the "Common Stock"), by Bell Technology Group Ltd, (the "Company"), a
Delaware corporation, upon the exercise of its presently outstanding redeemable Common Stock purchase Warrants. On the date of this Prospectus, there were (575,000) 661,250 outstanding redeemable Common Stock purchase Warrants (the "Warrants"). On the date of this Prospectus, each Warrant entitled its holder to purchase one share of Common Stock at an exercise price of $7.70 per share and was exercisable until January 24, 2001.

	Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at an exercise price of $7.70 per share, subject to adjustment in certain events, at any time prior to January 24, 2001. The Warrants are subject to redemption by the Company at $.10 per Warrant at any time commencing January 24, 1997, on not less than 30 days' prior written notice to the holders of the Warrants, provided the average closing bid quotation of the Common stock as reported on The Nasdaq Stock Market, if traded thereon, of or if not traded thereon, the average closing sale price if listed on a national securities exchange, has been at least 150% of the then current exercise price of the Warrants (initially $11.55 per share), for a period of 20 consecutive trading days ending on the third day prior to the date on which the Company gives notice of redemption. The Warrants will be exercisable until the closing of business on the day immediately preceding the date fixed for redemption. See "Description of Securities - Warrants."

	This Prospectus also relates to the sale of up to 115,000 shares of Common Stock at a price of $11.55 per share, up to 57,500 Warrants at a price of $.165 per Warrant and the sale of up to 57,500 shares of common stock at a price of $8.40 per share upon the exercise of such Warrants to Rickel & Associates, Inc. pursuant to the Underwriter's Warrant, for a period of four years commencing January 24, 1997, and the resale of such securities.

	The Company's Common Stock and Warrants are listed on The
Nasdaq SmallCap Market ("Nasdaq") under the symbols "BELT" and
"BELTW," respectively and on the Boston Stock Exchange under the symbols "BTC" and "BTCW," respectively.

	THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
	SEE "RISK FACTORS" ON PAGES 3 TO 12
			  ------------
		THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



        Exercise            Maximum            Proceeds to
		      Price           Solicitation Fee (1)  Company (2)
Per Share........$         7.70       $        .38         $        7.31
Total........    $ 5,091,625.00       $ 258,581.25         $4,837,043.80
$4,427,500.00
$221,375.00
$4,206,125.00..
 ...



(1) The Company will pay a warrant solicitation fee equal to five percent (5%) of the exercise price received for each Warrant exercised under certain circumstances. See "Plan of Distribution."

(2)     Before deducting expenses which are estimated to be $_______
	$30,000.

                  			   ---------------------

The date of this Prospectus is January ,1997 February 14, 1997


			 AVAILABLE INFORMATION

	The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange
Commission (the "Commission").   Such reports, proxy
statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Atlanta Regional Office of the Commission at 3475 Lenox Road, N.E., Suite 1000, Atlanta, Georgia 30326-7232. Copies of such materials may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site (C://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file such information electronically. The Common Stock of the Company is quoted on The Nasdaq SmallCap Market. Reports, proxy statements and other information concerning the Company may be inspected at the offices of NASDAQ, 1735 K. Street, N.W., Washington, D.C. 20006.

	The Company has filed with the Commission a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus, which is a part of the registration statement, does not contain all the information set forth in, or annexed as exhibits to, such registration statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to such registration statement, including the exhibits thereto, copies of which may be inspected and copied at the aforementioned facilities of the Commission. Copies of such registration statement, including the exhibits, may be obtained from the Public Reference Section of the Commission at the aforementioned address upon payment of the fee prescribed by the Commission.

	INCORPORATION  OF CERTAIN INFORMATION BY REFERENCE

	The following documents which have been filed by the Company with the Commission pursuant to the Exchange Act or the Securities Act are incorporated by reference in this Prospectus:

	- The Company's Annual Report on Form 10-KSB for the year ended September 30, 1996.

	- The description of the Company's Common Stock contained in the Company's Registration Statement on Form SB-2, declared effective by the Commission on January 24, 1996 File No. 33-98978.

	In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

	The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the above documents (not including exhibits to any of such documents unless such exhibits are specifically incorporated by reference into such documents). Such requests should be addressed to the Secretary, Bell Technology Group Ltd., 295 Lafayette Street, New York, New York 10012.

			  PROSPECTUS SUMMARY

			     RISK FACTORS

	THE SECURITIES OFFERED HEREBY INVOLVE CERTAIN RISKS. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING FACTORS IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY:

	1. Limited Operating History; Operating Losses; Limited Profits. The Company's consulting services business has been in operation for approximately six years, and the Company's VAR business has been in operation for approximately four years.
 However, the Company's Internet and on-line service businesses have been in operation only since early 1995 and the Company's Graphic design and Website design business has been in operation for approximately six months, and have not yet produced significant operating revenues. In addition, as a group, the Company's officers have relatively limited operating experience in the Internet services industry.

	The Company incurred a net loss for the fiscal year ended September 30, 1996 in the amount of $1,893,480, and expects a loss in the first quarter of the current fiscal year. This trend is expected to continue. There can be no assurance that the Company will be profitable in future operating periods or that it will have sufficient cash available to meet continuing losses.

	Moreover, the Company has entered into employment agreements with its three executive officers which provide for aggregate annual base salaries of approximately $389,000 per year and the Company has hired additional full-time employees, the cost of which, at least initially, for the sales staff, engineering and technicians is greater than the revenue which they will generate.

	2. Pressure on Profit Margins of Value-Added Resellers. As a reseller of computer and peripheral equipment to corporations and other organizations, the Company faces intense competition and the use of mass marketing channels in which price-cutting is the dominant form of competition. Over the past decade, technological improvements in computer and peripheral products, and increased competition, have been accompanied by a consistent decline in their prices. This decline in prices has resulted in decreasing profit margins for computer resellers, including the Company. The industry trend is for users to hire on-staff MIS personnel or independent MIS consultants which enables the user to purchase equipment from catalogs rather than engage the services of a reseller such as the Company to design and/or install a computer system.

	3. Dependence upon Suppliers; Sole and Limited Sources of Supply. The Company relies on other companies to supply certain components of its computer inventory, service and diagnostic equipment, as well as its network infrastructure (including telecommunications services and networking equipment) which, in the quantities and quality required by the Company, are available only from sole or limited sources. The Company has in the past, and may from time to time, experience delays in receiving telecommunications services and shipments of merchandise purchased for resale. There can be no assurance that the Company will be able to obtain such telecommunication services and shipments of merchandise on the scale and at the times required by the Company at an affordable cost. There can be no assurance that the Company's suppliers, including Apple, will not enter into exclusive arrangements with the Company's competitors or stop selling their products or components to the Company at commercially reasonable prices, or at all.

	4. Competition With Suppliers. The Company is dependent upon continued service from an internet access provider ("IAP") that may, for competitive reasons, discontinue service to the Company at any time. Although there are other IAPs from whom the Company could obtain a comparable level of service, a change in access providers would likely involve significant costs and result in delays in the Company's service to its customers. In addition, these other access providers are, by definition, competitors of the Company, and may also discontinue service to the Company.

	In order to provide Internet access and other on-line services to its customers, the Company leases long distance fiber optic telecommunications lines from more than one national telecommunications services provider. The Company is dependent upon these providers of data communications facilities.

	Certain of the Company's suppliers, including the regional bell operating companies ("RBOCs") and local exchange carriers ("LECs") currently are subject to various price constraints, including tariff controls, which in the future may change. In addition, regulatory proposals are pending that may affect the prices charged by the RBOCs and LECs to the Company. Such regulatory changes could result in increased prices of products and services, which could have a material adverse effect on the Company's business, financial condition and results of operations.

	5.  Internet Related Risk Factors.

	Difficulty in Establishing Internet Access Business.
The Company's success in establishing an Internet access business will depend upon its ability to develop a reputation for reliability over the long term and the security of its current and future Internet connections. The Company must continue to expand and adapt its network infrastructure as the number of users and the amount of information they wish to transfer increases, and as the requirements of its customers changes. The expansion of the Company's Internet network infrastructure will require substantial capital expenditures to purchase network-related hardware and telecommunications lines. The Company may experience insufficient revenue growth to achieve and maintain profitability if it is unable to obtain and expand an ongoing client base. If the Internet access market fails to grow, grows more slowly than anticipated, or becomes saturated with competitors, the Company's business, financial condition and results of operations would be materially adversely affected.

	Physical Risks Associated with Internet Access
Business. The Company's Internet operations are dependent upon the protection of its network infrastructure against damage from acts of nature, power failures, telecommunications failures and similar events. Physical protection of the Company's network infrastructure will be the primary responsibility of the Company.
 However, because it leases its lines from long-distance telecommunications companies, RBOCs and LECs, the Company is dependent upon these companies for physical repair and maintenance of the leased lines. Despite precautions taken by the Company, the occurrence of a natural disaster or other unanticipated problems at the Company's headquarters and network operations center in New York City, may cause interruptions in the services provided by the Company. In addition, failure of the Company's telecommunications providers to provide the data communications capacity required by the Company as a result of a natural disaster, operational disruption or for any other reason could cause interruptions in the services provided by the Company.

	Security Risks Associated with Internet Access Business. Despite the implementation of security measures, the core of the Company's network infrastructure is vulnerable to computer viruses and disruptive problems.
The Company and other IAPs may in the future experience interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unauthorized use could also potentially jeopardize the security of confidential information stored in the computer systems of the Company and its customers, which may result in liability of the Company to its customers and deter potential subscribers. Although the Company intends to continue to implement industry-standard security measures, such measures have been circumvented in the past, and there can be no assurance that measures implemented by the Company will not be circumvented in the future. Eliminating computer viruses and alleviating other security problems may cause interruptions, delays or cessation of service to the Company's customers. The Company does not carry any insurance against these risks due to the inavailability of such insurance at a reasonable cost.

	6. Competition. The Company engages in an array of technology and computer-related businesses, each of which carries its own particular commercial and financial risks. There are no substantial barriers to entry into any of the Company's lines of business, and the Company encounters significant competition in each of them. The Company's competitors include (i) value-added resellers of computer, network and peripheral equipment, (ii) computer repair services and training providers, (iii) network consultants, (iv) IAPs, and (v) graphic design and consulting firms. Many of the Company's current and potential competitors have substantially greater financial, technical, marketing and other resources and larger installed customer bases than the Company. The Company expects that competition will intensify in each of its lines of business, particularly in the area of Internet services, as more competitors enter the marketplace. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to successfully meet its competition.

	7. Risks of Technological Change; Defects. The markets for the Company's products and services are generally characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. There can be no assurance that the Company can successfully identify new product opportunities and develop and bring new products and services to market in a timely manner. The Company's pursuit of necessary technological advances will require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its computer distribution and Internet services businesses to changing technology standards and customer requirements.

	8. Technical Obsolescence. The introduction of new products and services could render the Company's existing products and services obsolete and unmarketable. This risk is present in each of the Company"s product lines, but particularly in its Internet services business, which relies on the continued widespread commercial use of Transmission Control Protocol / Internetwork Protocol ("TCP/IP"). Alternative open protocol and proprietary protocol standards have been or are being developed.
 If any of these alternative protocols become widely adopted, there may be a reduction in the use of TCP/IP. There can be no assurance that the announcement or introduction of new products or services by the Company or its competitors or any change in industry standards will not cause customers to defer or cancel purchases of existing products or services, which could have a material adverse effect on the Company's business, financial condition and results of operations.

	Products and services as complex as those offered by the Company may contain undetected errors or defects when first introduced or as new versions are released. The failure by the Company's suppliers to introduce a new product, service or product enhancement on a timely basis could also delay or hinder market acceptance. There can be no assurance that, despite testing by the Company or its customers, errors will not be found in new products after commencement of commercial deployment, resulting in product redevelopment costs and loss of, or delay in, market acceptance, delays in collecting accounts receivable and additional service costs.

	9. Dependence upon Chief Executive Officer; Need to Manage Growth and Expansion. The Company's success will depend upon the continued service of its President and CEO, Marc H. Bell. Mr. Bell has entered into an employment agreement with the Company pursuant to which Mr. Bell will be employed by the Company through September 30, 2000. In addition, the Company has obtained a key person life insurance policy on Mr. Bell in the amount of $1,000,000. The Company is the beneficiary of such policy.

	The Company's success also depends upon its ability to attract and retain additional highly qualified management, technical and sales and marketing personnel. Competition for qualified employees is intense. In addition, the process of locating such personnel with the combination of skills and attributes required to carry out the Company's strategy is often lengthy.

	As of November, 1996, the Company had approximately 81 full-time employees and 5 part-time employees. To manage its growth, the Company must hire and train additional qualified personnel; and must continue to expand and upgrade its sales capacity and build its network infrastructure. Failure to manage its growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

	10. Geographic Concentration; Industry Concentration. Almost all of the Company's current revenues are generated within the New York City metropolitan area. In addition, approximately 50% of the Company's sales are currently made to organizations engaged in the advertising and publishing industries. As a result, the Company is susceptible to fluctuations in its business caused by economic conditions in the New York City metropolitan area and/or in those industries.

	11. Government Regulation. The Internet access operations of the Company are not currently subject to direct regulation by the Federal Communications Commission or any other agency, other than regulations applicable to businesses generally. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes which directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could have an adverse effect on the Company's business. The Company cannot predict the impact, if any, that future regulation or regulatory changes may have on its business.

	12. Substantial Control by Principal Stockholders.
Marc H. Bell and Harpoon Holdings, Ltd. (together, the "Principal Stockholders") beneficially own or control approximately 55% of the outstanding shares of Common Stock. Harpoon has entered into a ten year Irrevocable Proxy Agreement with Marc H. Bell (the ("Irrevocable Proxy"), pursuant to which Marc H. Bell has the power to vote all shares owned by Harpoon (the "Harpoon Shares") in the election of the Company's directors. The Irrevocable Proxy is intended to enable Mr. Bell to maintain control over the Company. Thus, as a practical matter, Marc Bell will be able to control election of the Company's Board of Directors. The Irrevocable Proxy could have the effect of depressing the market price of the Company's securities since it adversely affects the ability of other stockholders to effect changes in management of the Company.

	13. Possible Adverse Effect of Issuance of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of 500,000 shares of "blank check" Preferred Stock, with designations, rights and preferences that may be determined from time to time by the Board of Directors. At this time, none of the shares of Preferred Stock are issued or outstanding.
However, the Board of Directors is empowered, without further stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In addition, such charter provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock and may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock also could decrease the amount of earnings and assets available for distribution to the holders of Common Stock. There can be no assurance that the Company will not issue Preferred Stock at some time in the future.

	14. Relationship of Underwriter to Trading; Possible Limitations on Market Making Activities. The Underwriter may act in a brokerage capacity with respect to the purchase or sale of the Common Stock and the Warrants in the over-the-counter market where each trades. Unless granted an exemption by the Commission from Rule 10b-6 under the Exchange Act, the Underwriter and any other soliciting broker/dealers will be prohibited from engaging in any market making activities or solicited brokerage activities with regard to the Company's securities during the periods prescribed by exemption (xi) to Rule 10b-6 before the solicitation of the exercise of any Warrant until the later of the termination of such solicitation activity or the termination of any right the Underwriter may have to receive a fee for the solicitation of the Warrants. As a result, the Underwriter and soliciting broker/dealers may be unable to continue to make a market for the Company's securities during certain periods while the Warrants are exercisable. Such a limitation, while in effect, could impair the liquidity and market price of the Company's securities.

	15. Shares Available for Future Sale. Future sales of shares of Common Stock by Principal Stockholders under Rule 144 of the Securities Act or the issuance of shares of Common Stock upon the exercise of options or warrants could materially and adversely affect the market price of the Common Stock and could materially impair the Company's future ability to raise capital through an offering of equity securities. A substantial number of shares of Common Stock will become available for sale in the public market at various times. No predictions can be made as to the effect, if any, that market sales of such shares or the availability of such shares for future sale will have on the market price of the Securities prevailing from time to time. The Principal Stockholders have entered into agreements with the Underwriter (the "Lock-Up Agreements") providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of Common Stock of the Company or any securities exercisable for or convertible into the Company's Common Stock owned by them until February 24, 1997.

	16. Broad Discretion in Application of Proceeds. The net proceeds, if any, received upon the exercise of the Warrants will be applied to working capital and general corporate purposes. Accordingly, the Company will have broad discretion as to the application of such proceeds without prior stockholder approval. In addition, the management of the Company has broad discretion to adjust the application and allocation of the net proceeds upon exercise of the Warrants, in order to address changed circumstances and business opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of the management of the Company.

	17. Absence of Dividends. The Company has not paid any cash dividends on the Common Stock since July 1994, when NAFT and Stellar Graphics, both Subchapter S Corporations under the Internal Revenue Code, were acquired by PFMT, the Company's immediate corporate predecessor. As Subchapter S Corporations, NAFT and Stellar Graphics made several distributions to their sole shareholder, Marc H. Bell. The Company does not anticipate paying any cash dividends on the Common Stock in the foreseeable future.


	18. Possible Delisting and Risk of Low-Priced Securities. The Company is listed on the NASDAQ Small Cap Market and on the Boston Stock Exchange. There can be no assurance that the Company will continue to be able to satisfy certain specified financial tests and market related criteria required for continued listing on the NASDAQ Small Cap Market and the Boston Stock Exchange. If the Company is unable to satisfy such maintenance criteria in the future, the Securities may be delisted from trading on the NASDAQ Small Cap Market or the Boston Stock Exchange, as the case may be. If the Securities were to be delisted from trading on each of the NASDAQ Small Cap Market or the Boston Stock Exchange, trading, if any, would thereafter be conducted in the over-the-counter market so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc., and consequently an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

	The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market price listed of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ or a national securities exchange (such as the Boston Stock Exchange) and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

	In addition, if the Company's securities are not quoted on the NASDAQ Small Cap Market or the Boston Stock Exchange, or the Company does not meet the other exceptions to the penny stock regulations cited above, trading in the Company's securities would be covered by Rule 15g-9 promulgated under the Exchange Act for non-NASDAQ and non-exchange listed securities. Under such rule, broker/dealers who recommend such Securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities, in general, also are exempt from this rule if the market price is at least $5.00 per share.

	If the Company's securities become subject to the regulations applicable to penny stocks, the market liquidity for the Company's securities could be adversely affected. In such an event, the regulations on penny stocks could limit the ability of broker'/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

	19. Limited Liability and Indemnification Matters. As permitted by the Delaware Law, the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the By-laws of the Company provide that the Company is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted.

			    THE COMPANY

	Bell Technology Group Ltd., together with its wholly-owned subsidiaries (the "Company") provides dedicated Internet access, web hosting services and customized Internet application development, provides web design and Internet commerce solutions, consults with clients relative to the design of computer operating systems primarily in the publishing, advertising and graphics arts industries, sells computer hardware and software and installs operating systems, provides 3-D animation and CD-ROM services and provides training for employees of various types of institutions and corporations in the use of computer programs and commercial Internet access.

			Internet Services

	The Company's state-of-the-art Network Operations
Center provides sophisticated Internet connectivity available for direct, high-speed Internet connections and World Wide Web hosting facilities. The Company also offers a complete range of Internet consulting services.

	During the past fiscal year, the Company has increased its focus on its Internet operations. The Company has created an intranet to connect both itself and its clients to each other and to the world-wide Internet through the use of technology such as fiber optic connectivity, routers, dedicated data service connections, servers, and other Internet related computer equipment. The Company will continue to develop, upgrade, monitor and maintain its intent as additional clients (users) are added to the system and technology improves. During the fiscal year ended September 30, 1996, the Company hired approximately 9 graduate engineers and technicians.

	The Company has developed multiple platform world wide web hosting and developing capabilities. The Company is able to create multi-media web sites and provide high speed access to the Internet for the client/user. The Company designs the web, and hosts the site by providing the appropriate hardware, network and maintenance services. Among the proprietary solutions developed by the Company are an Internet based Commerce Solution, which includes secure credit card transaction processing, a shopping cart for browsing merchandise on-line, and a video-streaming technology that allows for pay-per-view programming.

	During the past fiscal year, the Company has spent over $1 million building a state-of-the-art network operations center
(NOC) at it's new location. The 2,000 square foot NOC offers customers the ultimate in network connectivity. Connected to three Tier I Internet carriers via redundant fiber optics, and providing connectivity to leased line clients via an OC-48 on the NYNEX SONET ring, PFM is poised to service the most demanding companies in New York City. Additionally, the PFM NOC offers lockable cabinet co-location services for those clients focused on Internet publishing on the World Wide Web.

	The Company also offers a wide range of services to it's customers such as dial-up, ISDN, leased line, web hosting, programming, consulting, firewall, network security and design services. Because of the sales and service operation the Company is able to offer customers support and services on all major operating systems including UNIX, IRIX, Windows NT and Mac OS.

	The Company also provides consulting services in the areas of inter - networking, computer and network security, network design and network operation.

	Product Sales

	The Company has been shifting its emphasis from the sale of low margin products with intense price competition to higher-end, higher margin hardware products such as Silicon Graphics, Integraph, Sun Microsystems, Cisco, Compaq servers, and software products such as SoftImage, Alias/Wavefront, and Avid. These products are generally not purchased through mail order (as are Compaq and Apple products, for example) and require a higher level of sales effort and after-market support such as training. The Company has continued its original program of moving away from the more competitive computer sales market into the area of Internet focused computer solutions.

	The great majority of the Company's customers are Fortune 1000 companies which maintain an ongoing relationship with the Company. The goal of the Company is to convert its product customers to users of the various Internet and training programs run by the Company.

	Service and Training

	The Company services the products which it sells by providing warranty repair services, as well as contract support of system software and hardware. Hardware contracts are issued for a fixed price and for a fixed term. Contracts for software support and maintenance are issued on the basis of prepaid hours where a customer prepays for a block of hours which may be used at any time. Payments for service contracts are accounted for ratably over the period of the contract. Payments for prepaid hours are accounted for as the hours are used.

	The Company maintains several training rooms at its headquarters facility which it rents out to corporations for the training of their professional staff. The Company provides a variety of modern operating equipment and current programs, together with instructors to teach how to use such equipment and programs. Some instructors are on staff and others are hired on a freelance basis as needs dictate. The Company typically charges a fixed price depending upon the size of the class, the complexity of the group and the equipment required.

	In September, 1996, the Company began an aggressive program to market its in-house training facilities. The Company provides training services for the more sophisticated computer software programs which it sells. Training is marketed to large advertising and publishing firms, banks, large financial institutions, clothing manufacturers, and the like, which send their personnel to the Company's facility to attend one to five day programs. The Company's modern classrooms at its corporate headquarters can accomodate groups of up to 150. Training rooms are equipped with modern hardware, computer desks and other appropriate classroom equipment and various programs are loaded into equipment as required by the users. The Company intends to expand this operation into a major source of revenue and include training at the customer's own site.

	The Company provides training only to its corporate clients and does not run any public seminars.

	Multimedia and Graphic Arts

	The Company's graphic arts capabilities include creating and assembling world-wide web sites, and developing promotional brochures, interactive applications such as training CDs and promotional CDs, and broadcast quality 2-D and 3-D animation. It works with content providers such as marketing firms to provide the technical and design aspects of a project for large scale multimedia projects including sites to be used on the Internet.

	The Company designs internal communications products used by businesses for computer based in-house training and intranet development. In addition the Company provides front-end graphics for data base driven web sites.

	The Company offers a service to its 3-D animation clients in the form of motion capture studios.

	The Company has three main areas of digital design development: animation, Authorware & web production. The animation department is fully staffed with creative directors who specialize in Alias & SoftImage (the two animation packages with the greatest market share) and render their work on a state-of-the-art render farm from Silicon Graphics. The Silicon Graphics hardware farm is such an investment & such an asset to an animator that major national broadcast companies rent time on the farm when the Company isn't using it. The Company's Authorware division is responsible for creating computer based training and computer based sales tools for companies such as BMW, Prudential and others. And the Company's Web Design department is fully staffed with HTML editors, programmers and producers who have already produced Internet sites for a variety of companies in several industries. Most recently, the Company has leveraged it's Internet knowledge and expertise to develop Intranets for companies such as Simon & Schuster.

	USE OF PROCEEDS

   	The net proceeds to the Company if all outstanding Warrants are exercised is estimated to be approximately $4,170,125 $4,807,043.80 assuming payment of the warrant solicitation fee described below. There can be no assurance that the Company will receive any proceeds from the exercise of the Warrants. The original exercise prices of the Warrants were determined by the Company in conjunction with the underwriters of its initial public offering.

	The net proceeds may be used by the Company for general corporate purposes, to finance capital expenditures for the Company's existing businesses and/or finance future acquisitions.


	PLAN OF DISTRIBUTION

   	The Company is offering for issuance from time to time to holders of its Warrants up to 575,000 661,250 shares of Common
Stock at an exercise price of $7.70 per share. The Warrants may be exercised at any time prior to January 24, 2001.

	The Company under certain circumstances may pay to Rickel & Associates, Inc. ("Rickel") pursuant to the Underwriting Agreement a warrant solicitation fee of five percent (5%) of the aggregate exercise price of each Warrant exercised if (i) the market price of the Common Stock on the date the Warrant is exercised is greater than the exercise price of the Warrant, (ii) the exercise of the Warrant was solicited by an NASD member,
(iii) the Warrant is not held in a discretionary account (iv) the disclosure of compensation arrangements is made at the time of the exercise of the Warrant, and (v) the solicitation is not in violation of Rule 10b-6 under the Exchange Act.
	This Prospectus also relates to the sale by Rickel & Associates, Inc. of up to 115,000 shares of the Company's Common Stock, 57,500 Warrants (and the 57,500 shares of Common Stock which may be issued upon exercise of the Warrants) upon exercise of the Underwriter's Warrant and the resale by Rickel of such securities. Assuming all such securities are sold, Rickel would have no beneficial ownership in the Company other than as market-maker for the securities.

	LEGAL MATTERS

	The validity of the issuance of the Common Stock offered hereby has been passed upon for the Company by Milberg
Weiss Bershad Hynes & Lerach LLP, One Pennsylvania Plaza, New
York, New York 10119.

	EXPERTS

	The financial statements included in this Prospectus and elsewhere in the Registration Statement and the Form 10-KSB have been audited by Arthur Andersen LLP, independent public accounts, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.



                       			      PART II

               		INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

	The estimated expenses, excluding Warrant solicitation fees, in connection with this offering are as follows:

		Amount

	Printing                        $ 1,000
	Legal Fees and Expenses          25,000
	Accounting Fees and Expenses      1,500
	Miscellaneous                     3,000
	Total                           $30,000


	The Company's Certificate of Incorporation limits the liability of Directors to the maximum extent permitted by Delaware General Corporation Law. Delaware law provides that the directors of a corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit.
The Company's By-laws provide that the Company shall indemnify its directors and officers under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.


	ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

	1. Form of Underwriting Agreement between the Company and Rickel & Associates, Inc. ("Rickel") dated as of January 24,
1996.**

	4(a).   Specimen Stock Certificate***

	4(b).   Form Warrant Agreement among the Company, Rickel
and Continental Stock Transfer & Trust Company, dated as of
January 24, 1996.***

	4(c).   Form of Underwriter's Warrant***

	4(d).   Specimen Warrant Certificate***

	5.      Opinion of Milberg Weiss Bershad Hynes & Lerach LLP

	23(a). Consent of Milberg Weiss Bershad Hynes & Lerach LLP (included in Exhibit 5.1)

	23(b).  Consent of Arthur Andersen LLP


 _______________
	**      Incorporated by reference to the same exhibit number filed as part of Amendment No. 1 to Registration Statement on Form SB-2
(File No. 33-98978) filed December 20, 1995.

	***     Incorporated by reference to the same exhibit number filed as part of Amendment No. 2 to Registration Statement filed
January 23, 1996.

ITEM 17.  UNDERTAKINGS

		(a) The undersigned registrant hereby undertakes that it will:

			(1) File, during any period in which it offer or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

			(2)     For determining liability under the
Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

			(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


		(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                   			       SIGNATURES

		Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable ground to believe that it meets all the requirements for filing on Form S-3 and has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:   February 14, 1997

                            					    BELL TECHNOLOGY GROUP LTD.


                            					    By:  /S/
                               						     Marc H. Bell
                                 					    Chief Executive Officer


		Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


Date: February 14, 1997                      /S/
                                   					     Marc H. Bell
                                   					     Chief Executive Officer
                                   					      and Director


Date: February 14, 1997                      /S/
                                   					     Robert B. Bell
                                   					     Executive Vice President,
                                   					     Chief Financial Officer
                                   					      and Director

Date: February   , 1997                      _________________________
                                   					     Martin Fox
                                   					     Director

Date: February   , 1997                      ________________________
                                   					     Tsuyoshi Shiraishi
                                    				     Director

Date: February 14, 1997                      /S/
                                   					     Richard Videbeck
                                   					     Director



              		   MILBERG WEISS BERSHAD HYNES & LERACH LLP
                             				ATTORNEYS AT LAW

(January 30,)  February 14, 1997

Bell Technology Group Ltd.
295 Lafayette Street.
New York, New York 10012

		Re:     Bell Technology Group Ltd.
			Post Effective Amendment No. 1 on Form S-3 to Registration Statement on Form SB-2

Ladies and Gentlemen:

	We have acted as counsel for Bell Technology Group
Ltd., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of Amendment No. 1 to Post Effective Amendment No. 1 on Form S-3 to Registration Statement on Form SB-2 (the "S-3") under the Securities Act of 1933, relating to the 575,000 661,250 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock") which may be issued upon the exercise of the redeemable common stock purchase warrants (the "Warrants"). The S-3 also relates to (i) 115,000 shares of Common Stock, (ii) 57,500 Warrants and (iii) 57,500 shares of Common Stock which may be issued upon the exercise of the Warrants constituting a part of the Underwriter's Warrant, which may be issued to Rickel & Associates, Inc., (the "Underwriter") pursuant to the terms of a warrant (the "Underwriter's Warrant") entitling the Underwriter to purchase such securities.

	We have examined the Certificate of Incorporation and the By-Laws of the Company, the Underwriting Agreement relating to the offering of the Common Stock and the Warrants, the Warrant Agent Agreement with respect to the Warrants and the Underwriter's Warrant, forms of certificates evidencing the Common Stock and the Warrants, originals or copies of such records of the Company, agreements, certificates of public officials, certificates of officers and representatives of the Company and others, and such other documents, certificates, records, authorizations, proceedings, statutes and judicial decisions as we have deemed necessary to form the basis of the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

	As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Company and others.

	Based on the foregoing, we are of the opinion that:

	1. The 575,000 661,250 shares of Common Stock issuable upon exercise (assuming payment of the exercise price) of such Warrants to which the S-3 relates will, upon issuance and sale thereof in the manner contemplated by the S-3, be legally issued, fully paid and nonassessable.

	2. The shares of Common Stock and the Warrants issuable upon exercise of the Underwriter's Warrant will, when issued and delivered upon exercise of the Underwriter's Warrant and payment of the exercise price in the manner contemplated by the S-3, be legally issued, fully paid and non-assessable.

	3. The shares of Common Stock issuable upon exercise of the Warrants constituting a part of the Underwriter's Warrant will, when issued and delivered upon exercise of such Warrants in the manner contemplated by the S-3, be legally issued, fully paid and non-assessable.

	We hereby consent to be named in the S-3 and the Prospectus as attorneys who have passed upon legal matters in connection with the offering of the securities offered thereby under the caption "Legal Matters."

	We further consent to your filing a copy of this opinion as an Exhibit to the S-3.

                                       				Very truly yours,

                                       				MILBERG WEISS BERSHAD
                                     				  HYNES & LERACH LLP


                                        			By: /s/
                                       				___________________________
                                   				    Arnold N. Bressler


Exhibit 23(b)



            		  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated December 23, 1996 included in Bell Technology Group Ltd.'s Form 10-KSB for the year ended September 30, 1996 and to all references to our Firm included in this registration statement.


Arthur Andersen LLP

New York, New York
(January 30,) February 14, 1997



	BELL TECHNOLOGY GROUP LTD.
	295 Lafayette Street
	New York, New York 10012




				February 14, 1997



Richard K. Wulff, Esq.
Chief, Office of Small Business Policy
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


		Re:     Bell Technology Group Ltd.
			Amendment No. 1 to Post Effective
			Amendment No. 1 on Form S-3 to
			Registration Statement on
			Form SB-2 File No. 333-98978

Dear Mr. Wulff:

	Bell Technology Group Ltd. hereby requests that the effective date of the above-captioned Registration Statement be accelerated so that it will become effective at 9:00 a.m. New York City time on February 19, 1997, or as soon as practicable thereafter.

                                      				Very truly yours,

                                      				BELL TECHNOLOGY GROUP LTD.



                                      				By: /S/
                                              Marc H. Bell
                                  				        President